Exhibit 99.1
CSK AUTO CORPORATION ANNOUNCES DELAY IN FILING 2005 RESULTS AND REPORTS PRELIMINARY NET SALES FOR FOURTH QUARTER & FULL YEAR
PHOENIX, AZ, April 14, 2006 — On April 14, 2006, CSK Auto Corporation (NYSE: CAO) announced that, pending completion of the previously announced investigation by the Audit Committee of the Company’s Board of Directors into certain accounting errors and irregularities, it is delaying the filing with the U.S. Securities and Exchange Commission (SEC) of its annual report on Form 10-K for the fiscal year ended January 29, 2006 (fiscal 2005).
As set forth in the Company’s press release and Form 8-K dated March 27, 2006, the matters being investigated by the Audit Committee relate primarily to the Company’s accounting for inventories and vendor allowances. As previously announced, the Company expects its financial results for each of the three fiscal years 2002, 2003 and 2004, selected consolidated financial data for each of the five fiscal years 2000 through 2004 and interim financial information for each of its quarters in fiscal year 2004 and for the first three quarters of fiscal 2005, will need to be restated in order to account properly for the matters identified in connection with the investigation.
The Company will file its financial statements as soon as reasonably practicable; however, the timing is dependent upon substantial completion of the Audit Committee investigation and completion by the Company of its required assessment of internal control over financial reporting for fiscal 2005 and restatement of historical financial results. As noted in its previous release, the Company will be evaluating whether any of the matters identified in the course of the Audit Committee’s investigation were the result of one or more material weaknesses in its internal controls in addition to those previously reported in its fiscal 2004 Form 10-K. Based on current information, the Company would expect to identify additional material weaknesses in its internal controls at January 29, 2006. The Company will conclude its evaluation and report its findings in this regard when it files its fiscal 2005 Form 10-K.
Under the indentures governing CSK Auto, Inc.’s $225 million of senior subordinated notes and $225 million of exchangeable senior notes and under the Company’s credit agreement, SEC filing obligations exist with respect to the Company’s annual financial information. The Company anticipates that holders of certain of its outstanding notes may file notices of default with the Company relating to the delayed filing of the financial statements, which notices would be a predicate to any subsequent attempt to accelerate indebtedness. Based upon the present status and scope of the investigation and discussions with its independent counsel and accounting firm assisting the Audit Committee with the investigation, the Audit Committee believes that the investigation should be substantially concluded in a timeframe that would enable the Company to complete the required filings before any material adverse consequences would occur under these agreements. However, the nature of the investigation is such that no assurance can be given that this timing will be achieved.
As of April 13, 2006, the Company has approximately $132 million outstanding under its revolving credit agreement with a syndicate of lenders. Failure to deliver annual financial information within a stated time period results in the inability to draw on the revolver. The Company is working with its credit agreement lenders to obtain a temporary waiver of the stated time limit to permit continued access to the credit facility pending substantial completion of the investigation, though there can be no assurance that the Company will receive such a waiver.
If the investigation is substantially completed such that the Company may file its audited fiscal 2005 financial statements as well as any restated prior period financial statements within the timeframe referenced above, the Company does not believe any of the notes will be subject to a right to be accelerated or that the lenders under the credit agreement will choose to accelerate that indebtedness. However, because of the uncertainties inherent in the investigation, the Company is also engaged in preliminary discussions concerning alternative financing options in the event any of its outstanding indebtedness is accelerated. The Company believes that by virtue of its overall financial condition and continuing positive cash flow, it will be able to secure replacement financing if needed. However, the cost of any such replacement financing would likely be considerably higher than the cost of the Company’s existing indebtedness.
In light of the ongoing investigation, the Company must defer the release of its financial results for the fourth quarter and full year fiscal 2005. However, the Company can report the following preliminary net sales results. Net sales for fiscal 2005, including sales derived from the Murray’s stores for the period December 19, 2005 through January 29, 2006, increased by approximately $43.7 million, or 2.8%, compared to fiscal 2004.
Same store sales, which exclude the operations of Murray’s, were approximately flat year over year, consisting of an increase of 8.1% in commercial same store sales and a decline of 1.6% in retail same store sales. Net sales for the fourth quarter of fiscal 2005 increased by approximately $5.4 million, or 1.4%, compared to the fourth quarter of fiscal 2004. Same store sales declined 0.2% for the fourth quarter, consisting of an increase of 9% in commercial same store sales and a decline of 2.0% in retail same store sales. Same store sales for the first nine weeks of the first quarter of fiscal 2006 (ending April 30, 2006) declined 2.9%, consisting of an increase of 5.9% in commercial same store sales and a decline of 4.7% in retail same store sales. The Company believes that its fiscal 2006 first quarter sales have been negatively impacted by cooler and damper than normal weather conditions and persistently higher gasoline prices, particularly in the western United States where many of the Company’s stores are located.
The Company expects to report free cash flow (cash flow from operations less capital expenditures) in excess of its prior projections for fiscal 2005. The Company expects its cash flow from operating activities for fiscal 2006, including incremental cash flow from the Murray’s store operations, to remain strong. However, cash flow in fiscal 2006 will be adversely impacted by the costs of the Murray’s integration and the costs associated with the pending Audit Committee investigation and financial statement restatements. Future cash flow would likely also be negatively impacted if the Company were required to refinance any of its existing indebtedness.
The integration of Murray’s Discount Auto Stores, which the Company acquired in December 2005, is proceeding smoothly. Commercial sales will be launched in 6 Murray’s stores on May 1, 2006, the first stage of a plan that is projected to result in excess of 50 of the Murray’s stores offering commercial sales by the end of fiscal year 2007. Excluding Murray’s stores, the Company opened 27 net new CSK stores in fiscal 2005. The Company expects to open 10 net new CSK and Murray’s stores in the first quarter of fiscal 2006, and 55 net new CSK and Murray’s stores for fiscal year 2006.
Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission.
CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of January 29, 2006, the Company operated 1,273 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts and Murray’s Discount Auto Parts.
Investor Contact: Brenda Bonn — Manager, Investor Relations 602-631-7483
Media Contact: Ashton Partners – Mike Banas 312-553-6704